EXHIBIT 10.1

Basanite, Inc.

2041 NW 15th Avenue,

Pompano Beach, Florida 33069

Engagement Letter

October 2, 2024

Ali Manav

PO Box 728

Aurora, Ohio 44202

Dear Mr. Manav:

You have been asked to join our company as acting Chief Executive Officer and as an independent contractor until June 30, 2025. We contemplate that by the end of the trial period, we will either part our separate ways with no financial responsibility to each other or enter into a mutually acceptable employment agreement for your services as Chief Executive Officer. This Engagement Letter is intended to supersede all prior written and oral agreements pertaining to your services. We note below that you have been performing consulting services to our Company since September 1, 2024. Accordingly, we agree as follows:

1. You agree to serve as interim and acting Chief Executive Officer of Basanite, Inc. (the “Company”). You will report to the Chairman of the Board. It is understood that your services will be performed as an independent contractor at such time and place as you determine to fulfill your responsibilities.

2. Your work time services will on a “best efforts” basis for us at a monthly fee of $17,250 plus expenses approved by the Chairman. The monthly fee of $17,250 will be deferred and accrued until such time that $1MM is raised by the Company at which time any deferred compensation will be paid immediately to you. Upon $1MM being raised by the Company, the Company shall pay you on the first day of each month during the term of this Engagement Letter. If the first day of the month shall fall on a weekend or holiday, you will be paid on the first business day prior to the weekend or holiday. To the extent the Company is unable or unwilling to enter into a financing transaction such that you would be entitled to compensation, you will not receive compensation other than as set forth in Section 3 and 4 hereof.

3. Upon execution of this agreement, you will also be issued options to purchase 5 million shares of the Company’s common stock (“the Options,”) with a strike price equal to the closing price of the Company’s stock as quoted by the OTC markets exchange on the date of signing this Engagement Letter. The Options will have a term of 5 years from the date of issuance. The Options will have standard cashless exercise provisions as well as piggy-back registration rights for future stock registrations that the Company may file. The Options are to vest under the following schedule: 1.5 million options vesting immediately upon the execution of this agreement, 1.5 million options vesting upon the completion of a minimum of $1 million of aggregate financing into the Company after the date of this Engagement Letter, and 2 million options vesting upon the anniversary of the first 90-day period that the Company achieves operational breakeven. Operational break-even is defined as revenue less cost of goods sold which equals gross profit less manufacturing overhead and executive salaries. These are the items used to calculate operational break-even.

4. You will be paid $25,000 wired upon execution of this Engagement Letter for work conducted in September of 2024 through the signing of this Engagement Letter to an account as directed by you.

5. You shall not be entitled to health, hospitalization or other insurance or participation in a 401(k) plan during this trial period. You will be paid as an independent contractor. You agree to keep any and all Company information private and further agree not to disclose any information not available in the public realm.

6. You agree that while providing services for the Company and for a period of one year thereafter, you shall not make any derogatory or disparaging remarks about the Company, its officers or directors. The Company will provide director and officer insurance coverage for you and shall provide indemnification to you for any and all past issues that have occurred prior to the date hereof.

7. Your services to us may be terminated by us in the event you commit any act of fraud, dishonesty or engage in any criminal behavior (other than traffic infractions) whether during business hours or otherwise.

8. Upon expiration or termination of this Engagement Letter, you will not contact our clients for a period of one year.

9. The term of this Engagement Letter shall expire no later than June 30, 2025, and it may be terminated prior to that date by either party upon three days’ written notice to the other party sent by email. During the period of the final three months of the term of this Agreement, both parties agree to negotiate a possible long-term employment agreement. If the parties do not mutually agree on an extension, then this Agreement shall be automatically terminated no later than June 30, 2025.

10. This Engagement Letter sets forth the entire and only agreement or understanding between Basanite and you relating to the subject matter hereof and supersedes and cancels all previous agreements, negotiations, letters of intent, correspondence, commitments and representations in respect thereof among them, and no party shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement except as provided in this Engagement Letter.

11. Any and all notices, demands or requests required or permitted to be given under this Agreement shall be given by email to the email address set forth next to each party’s signature.

12. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon any successor of Company, subject to the provisions hereof.

13. This Agreement may not be amended in any respect except by an instrument in writing signed by the parties hereto.

14. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. If a party signs this Agreement and transmits an electronic facsimile of the signature page to the other party, the party who receives the transmission may rely upon the electronic facsimile as a signed original of this Agreement.

15. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Florida, without giving reference to principles of conflict of laws. Each of the parties hereto irrevocably consents to the venue and exclusive jurisdiction of the federal and state courts located in the State of Florida, County of Broward.

Very truly yours,

Basanite, Inc.

/s/ Ronald LoRicco
Ronald LoRicco, Sr., Chairman

The foregoing terms are agreed to

and accepted by:

/s/ Ali Manav
Ali Manav, CEO